OHR Pharmaceuticals Inc. 8-K

Exhibit 10.31

AMENDMENT 3 TO WARRANT AGREEMENT

This AMENDMENT 3, dated as of April 18, 2013, to the WARRANT AGREEMENT (as amended prior to the date hereof, the “Warrant Agreement”), dated the 31st day of October, 2006, between OHR PHARMACEUTICAL INC.  (formerly known as BBM Holdings, Inc.), a Delaware corporation (the “Company”), and STANDARD REGISTRAR AND TRANSFER COMPANY (formerly known as COTTONWOOD STOCK TRANSFER), as Warrant Agent (the “Warrant Agent”).

W I T N E S S E T H:

WHEREAS, in order to facilitate future exercise of the Warrants, the Company has offered (the “Incentive Offer”) to provide to those Warrant holders that exercise at least 33% of their Warrants the revised terms for their remaining Warrants (the “Remaining Warrants”) set forth below, including for such Remaining Warrants a $2.25 per share Purchase Price, cashless exercise, acceleration of the Warrant Expiration Date at the discretion of the Company when the market price per share exceeds 200% of the Purchase Price then in effect, and an extension of the Warrant Expiration Date until September 30, 2014, subject to the effectiveness of this Amendment 3 to Warrant Agreement;

WHEREAS, the amendments as provided herein shall not adversely affect the interests of the holders under the Warrant Agreement;

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in the Warrant Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto agree as follows:

1.   Incentive Offer.  Each Warrant holder that is an accredited investor and exercises at least 33% of such holder’s aggregate beneficial ownership (as such terms are defined under the rules of the Securities and Exchange Commission) of Warrants (the “Qualified Holder”) shall receive an extension of such Qualified Holder’s Remaining Warrants (post-exercise) on the following terms:

(a) The Purchase Price will be raised to $2.25 per share.

(b) The Warrant Expiration Date will be extended to September 30, 2014 (the “New Warrant Expiration Date”).

(c) In addition to the option to exercise for cash consideration, the rights of Registered Holders under Section 4(b) of the Warrant Agreement to exercise the Remaining Warrants by surrender of Common Stock or Warrants shall be reinstated through the New Warrant Expiration Date.

(d) Warrants exercised on or before April 18, 2013 in connection with this Section 1 may be exercised by delivery of the Warrants, the applicable executed exercise form and payment to the Company at 489 Fifth Avenue, 28th Floor, New York, New York 10017, and exercise shall be deemed complete on April 18, 2013.

2.   Acceleration of New Warrant Expiration Date.  In the event the market price per share of the Company’s Common Stock shall exceed an amount equal to 200% of the Purchase Price then in effect, the Company at its option may accelerate the New Warrant Expiration Date on ten (10) business days’ notice (the “Termination Notice”).  Market price for the purpose of this Section 2 shall mean the average closing bid price of the Common Stock for five (5) consecutive trading days as reported on the Pink Sheets or the official report of Nasdaq or any U.S. national securities exchange if the Common Stock of the Company is listed, ending no later than the fifth (5th) day prior to the giving of the Termination Notice.  The Termination Notice shall specify the date fixed for termination, which upon such notice shall be the amended New Warrant Expiration Date.  If the giving of Termination Notice shall have been completed as above provided, the right to exercise the Warrants shall terminate at the close of business on the amended New Warrant Expiration Date.

3.    Warrant Agent.  (a)  The Company agrees to indemnify and hold harmless the Warrant Agent against any and all loss, liability, claim, damage and expense whatsoever (including without limitation reasonable attorneys’ fees and expenses) arising out of or based upon any false representation or warranty of, or breach or failure by the Company to comply with any covenant made by, the Company herein.

(b) The Warrant Agent makes no representations as to the validity or sufficiency of this Amendment 3.  The recitals above are statements of the Company and the Warrant Agent assumes no responsibility for their correctness.

4.   Miscellaneous.  (a)  Except as specifically provided herein, (i) the Warrant Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, (ii) the execution, delivery and effectiveness of this Amendment 3 shall not operate as a waiver of any right, power or remedy of the parties under the Agreement, nor constitute a waiver of any provision of any of the Warrant Agreement except as specified herein, (iii) all references to the Warrant Agreement in the Warrant Agreement and this Amendment 3 shall refer to the Warrant Agreement as amended hereby and as amended from time to time, and (iv) this Amendment 3 shall be subject to Sections 11, 12, 13 and 14 of the Warrant Agreement.

(b) This Amendment 3 may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  This Amendment 3 shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by fax, .pdf or otherwise, copies of this Amendment 3.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment 3 to Warrant Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date and year first above written.

[SEAL]

OHR PHARMACEUTICAL INC.	STANDARD REGISTRAR AND TRANSFER COMPANY, as Warrant Agent

By:___________________________________	By:___________________________________
Name:	Name:
Title:	Title: